EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-3 pertaining to Eagle Financial Services, Inc.’s Dividend Investment Plan our reported dated January 26, 2005, on the consolidated financial statements of Eagle Financial Services, Inc. as of December 31, 2004, and for the period ended December 31, 2004, which appears in the annual report on Form 10-K of Eagle Financial Services, Inc. for the year ended December 31, 2004.

/S/ YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia

February 15, 2006